As filed with the Securities and Exchange Commission on October 18, 2005

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM S-8

REGISTRATION STATEMENT

Under

The Securities Act of 1933

Tri-S Security Corporation

(Exact Name of Registrant as Specified in its Charter)

GEORGIA	30-0016962
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

Royal Center One

11675 Great Oaks Way, Suite 120

Alpharetta, Georgia 30022

(Address of Principal Executive Offices)

TRI-S SECURITY CORPORATION 2004 STOCK INCENTIVE PLAN

(Full Title of the Plan)

Mr. Ronald G. Farrell

Chief Executive Officer

Tri-S Security Corporation

Royal Center One

11675 Great Oaks Way, Suite 120

Alpharetta, GA 30022

(678) 808-1540

(Names, Addresses of Agents for Service)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(2)	Proposed Maximum Offering Price Per Share(3)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $.001 par value per share (1)	500,000	$4.84	$2,420,000	$284.83

(1)   Represents shares issuable pursuant to the Tri-S Security Corporation 2004 Stock Incentive Plan, as amended (the “Plan”).

(2)   In addition, pursuant to Rule 416(c) under the Securities Act of 1933, as amended, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the Plan as described herein.

(3)   Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) under the Securities Act of 1933, as amended, based upon the average of the high and low prices of the Registrant’s common stock on October 14, 2005, as reported by The Nasdaq Stock Market, Inc.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.  Plan Information.

The documents containing the information specified in this Item 1 will be sent or given to employees, officers, directors or others as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”).  In accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”) and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

Item 2.  Registration Information and Employee Plan Annual Information.

The documents containing the information specified in this Item 2 will be sent or given to employees, officers, director or others as specified by Rule 428(b)(1) under the Securities Act.  In accordance with the rules and regulations of the Commission and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Certain Documents by Reference.

The following documents previously filed with the Commission are incorporated by reference in this Registration Statement:

(i)            The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2004;

(ii)           The Registrant’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2005 and June 30, 2005;

(iii)          The Registrant’s Current Reports on Form 8-K filed on February 14, 2005, April 26, 2005, May 12, 2005, August 4, 2005, August 18, 2005, September 2, 2005, September 9, 2005, October 6, 2005, and October 18, 2005; and

(iv)          The description of the Registrant’s common stock contained in the Registrant’s Registration Statement on Form 8-A (File No. 000-31148) filed with the Commission on February 4, 2005.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment to this Registration Statement which indicates that all the shares of the Registrant’s common stock offered hereby have been sold or which deregisters all of such shares then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.  Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities.

Not applicable.

Item 5.  Interests of Named Experts and Counsel.

The validity of the shares of the Registrant’s common stock registered herby has been passed upon by Rogers & Hardin LLP.

Item 6.  Indemnification of Officers and Directors.

The Registrant’s amended and restated articles of incorporation eliminate the personal liability of directors to the Registrant or its shareholders for monetary damage for any breach of duty as a director, provided that the Registrant cannot eliminate or limit the liability of a director for:

•      a breach of duty involving appropriation of a business opportunity of the Registrant;

•      an act or omission which involves intentional misconduct or a knowing violation of law;

•      any transaction from which the director receives an improper personal benefit; or

•      unlawful corporate distributions.

In addition, if at any time the Georgia Business Corporation Code is amended to authorize further elimination or limitation of the personal liability of a director, then the liability of each of the Registrant’s directors shall be eliminated or limited to the fullest extent permitted by such provisions, as so amended, without further action by the shareholders, unless otherwise required.

The Registrant’s amended and restated bylaws require the Registrant to indemnify any director or officer who was or is a party or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (including any action or suit by or in the Registrant’s right) because such person is or was one of the Registrant’s directors or officers, against liability incurred by the director or officer in such proceeding except for any liability incurred in a proceeding in which the director or officer is adjudged liable to the Registrant or is subjected to injunctive relief in the Regitrant’s favor for:

•      any appropriation, in violation of such director’s or officer’s duties, of any business opportunity of the Registrant;

•      acts or omissions which involve intentional misconduct or a knowing violation of law;

•      unlawful corporate distributions; or

•      any transaction from which such officer or director received an improper personal benefit.

The Registrant’s board of directors also has the authority to extend to employees and agents the same indemnification rights held by directors. Indemnified persons would also be entitled to have the Registrant advance expenses prior to the final disposition of the proceeding. If it is ultimately determined that they are not entitled to indemnification, however, such amounts would be repaid. Insofar as indemnification for liability arising under the Securities Act may be permitted to the Registrant’s officers and directors pursuant to these provisions, the Commission has informed the Registrant that in its opinion such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

The Registrant has entered into separate indemnification agreements with each of the Registrant’s directors and executive officers, whereby the Registrant agrees to indemnify them and to advance them expenses in a manner and subject to terms and conditions similar to those set forth in the Registrant’s amended and restated articles of incorporation and amended and restated bylaws.

Item 7.  Exemption from Registration Claimed.

Not applicable.

Item 8.  Exhibits.

The exhibits to this Registration Statement are listed on the Exhibit Index included elsewhere herein.

Item 9.  Undertakings.

(a)           The undersigned Registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)            To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table set forth in this Registration Statement; and

(iii)          To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registrant Statement;

(2)           That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s Annual Report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer of controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in Alpharetta, Georgia, on this 18th day of October, 2005.

TRI-S SECURITY CORPORATION

By:	/s/ Ronald G. Farrell
Ronald G. Farrell
Chairman and Chief Executive Officer

KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned officers and directors of Tri-S Security Corporation hereby constitutes and appoints each of Ronald G. Farrell and Robert Mills, his attorney-in-fact and agent, each with full power of substitution and resubstitution for him in any and all capacities, to sign any or all amendments or post-effective amendments to this Registration Statement, and to file the same, with exhibits thereto and other documents in connection therewith, in connection with the registration of the shares of the Registrant’s common stock under the Securities Act of 1933, with the Securities and Exchange Commission, granting unto such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary in connection with such matters as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that such attorney-in-fact and agent or his substitute may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Name	Title	Date

/s/ Ronald G Farrell	Chairman of the Board and Chief	October 18, 2005
Ronald G. Farrell	Executive Officer (Principal Executive
Officer)

/s/ Robert Mills	Chief Financial Officer (Principal	October 18, 2005
Robert Mills	Financial Officer and Principal
Accounting Officer)

/s/James M. Logsdon	Director	October 18, 2005
James M. Logsdon

/s/Lee K. Toole	Director	October 18, 2005
Lee K. Toole

/s/James A. Verbrugge	Director	October 18, 2005
James A. Verbrugge

EXHIBIT INDEX

Exhibit No.	Description	Method of Filing

4.1	Tri-S Security Corporation 2004 Stock Incentive Plan.	Incorporated by reference to Exhibit 10.42 to the Registrant’s Registration Statement on Form S-1 (No. 333-119737).

4.2	Form of Non-Qualified Stock Option Agreement.	Filed herewith.

4.3	Form of Qualified Stock Option Agreement.	Filed herewith.

5.1	Opinion of Rogers & Hardin LLP.	Filed herewith.

23.1	Consent of Miller Ray Houser & Stewart LLP	Filed herewith.

23.3	Consent of Rogers & Hardin LLP (contained in Exhibit 5.1 hereto).	Filed herewith.

24.1	Powers of Attorney (contained on the signature page hereto).	Filed herewith.